Exhibit 99.1
T-3 Energy Services, Inc. Announces the Introduction of its Diamond Series Model 6012
Subsea Blowout Preventer Fitted with Compact Tandem Booster Bonnets and Casing Shear Bonnets
HOUSTON, TEXAS, (PRIMEZONE WIRE) — September 26, 2007 — T-3 Energy Services, Inc. (“T-3 Energy” or “T-3”) (NASDAQ:TTES — News) announced today that it has designed and manufactured its T-3 Diamond Series Model 6012 Subsea Double Ram Blowout Preventer (“T-3 Model 6012 Subsea BOP”) fitted with Subsea Compact Tandem Booster Bonnets and Casing Shear Bonnets. T-3 has completed prototype evaluations and factory acceptance testing. The 6012 Subsea BOP shipped today to a major drilling contractor. This is the first of four sets of Subsea Compact Tandem Booster Bonnets for shearing sealing rams for T-3 Model 6012 Subsea BOPs scheduled to ship to major drilling contractors in 2007 to upgrade their existing subsea drilling equipment.
The T-3 Model 6012 Subsea BOP is currently available in an 18-3/4” bore size and is designed to meet customer demands for 10,000 PSI working pressure blowout preventers. The T-3 Model 6012 Subsea BOP is designed with hydraulically actuated mechanical locks (HAML) as well as T-3 proprietary Compact Tandem Booster Bonnets and Blind Shear Rams in the upper cavity and T-3’s proprietary Casing Shear Bonnets which are the industry’s first Casing Shear Ram for this size & type of BOP in the lower cavity.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer, states, “This is an exciting time for T-3. With the urging of key customers, we are moving into a new market sector of the industry with our subsea product line. In conjunction with and the support of major drilling contractors, we have designed proprietary products which will enhance our offerings in the marketplace by adding a subsea line of products to our traditional surface drilling products. This period of time for T-3 marks a defining moment for us. T-3 designed and developed these products working jointly with our customers to meet their shearing requirements for dynamically positioned subsea drilling operations minimizing the impact on conventional BOP stack architecture. We are very pleased with the design and manufacture of our T-3 Model 6012 Subsea BOP and Compact Tandem Booster Bonnets. The introduction of these products into the marketplace provides our customers with the ability to upgrade their drilling rigs for deepwater drilling. Our goal is to supply products to our customers that enhance operational efficiency while improving safety. The T-3 Model 6012 Subsea BOP and Compact Tandem Booster Bonnets are further examples of our commitment to T-3’s overall strategy for the introduction of value-enhanced engineered products.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas. Its customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies. For further information, see http://www.t3energy.com
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:	T-3 Energy Services, Inc. Michael T. Mino, Vice President and Chief Financial Officer 713-996-4110 mmino@t3es.com